Pricing Supplement dated February 22, 2002                        Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QD42



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                          Textron Financial Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation



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Principal Amount: $5,000,000             Initial Interest Rate: 3.40125%
Agent's Discount or Commission: $12,500  Original Issue Date: February 21, 2002
Net Proceeds to Issuer: $4,990,341.67    Stated Maturity Date: February 23, 2004
--------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]    Floating Rate/Fixed Rate Note
       Fixed Rate Commencement Date:
       Fixed Interest Rate:       %

[ ]    Inverse Floating Rate Note
       [ ] Fixed Interest Rate:       %

Interest Rate Basis or Bases:
       [ ] CD Rate               [ ] Federal Funds Rate [ ] Prime Rate
       [ ] CMT Rate              [X] LIBOR              [ ] Other (see attached)
       [ ] Commercial Paper Rate [ ] Treasury Rate

If LIBOR:
         [ ]    LIBOR Reuters Page:
         [X] LIBOR Telerate Page:  3750
         LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
          [ ] Telerate Page 7051
          [ ] Telerate Page 7052
              [ ] Weekly Average
              [ ] Monthly Average

Spread (+/-):  150 bps                     Maximum Interest Rate:     %

Spread Multiplier:  N/A                    Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 23, 2002

Interest  Reset  Dates:  Quarterly,  on the 23rd of May,  August,  November  and
February

Interest Payment Dates: Quarterly, on the 23rd of May, August, November and February

Interest Determination Dates: Quarterly, on the 21st of May, August, November, and February

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from _______ to _______
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction:  ____% until
           Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.

       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ]  Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
    [ ]  Merrill Lynch, Pierce, Fenner & Smith  [X] First Union Securities, Inc.
           Incorporated                         [ ] Fleet Securities, Inc.
    [ ]  Banc of America Securities LLC         [ ] J.P. Morgan Securities Inc.
    [ ]  Banc One Capital Markets, Inc.         [ ] Salomon Smith Barney Inc.
    [ ]  Barclays Capital Inc.                  [ ] UBS Warburg LLC
    [ ]  Credit Suisse First Boston Corporation [ ] Other: _______________
    [ ]  Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
    [X] Agent      [ ] Principal

If as Principal:
    [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
    [ ] The Notes are being offered at a fixed initial public offering price of % of the Principal Amount.

If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

     The net proceeds to Issuer includes $2,841.67 of accrued interest.


       Terms are not completed for certain items above because such items are not applicable.